Exhibit h(6)

AMENDMENT NO. 1 TO

FUND ACCOUNTING AGREEMENT

AMENDMENT dated December 15, 2004 (the “Amendment”), to the Fund Accounting Agreement dated as of the 1st day of January, 2004 (the “Agreement”) between PROFUNDS (the “Trust”), a Delaware statutory trust having its principal place of business at 7501 Wisconsin Avenue, Suite 1000, Bethesda, Maryland 20814, and BISYS FUND SERVICES OHIO, INC. (“BISYS”), an corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, incorporating this separate agreement between ACCESS ONE TRUST (the “Access Trust”), a Delaware statutory trust having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, and BISYS.

WHEREAS, the Trust and BISYS entered into the Agreement dated as of the 1st day of January, 2004;

WHEREAS, the Access Trust has been organized as a Delaware statutory trust that may issue shares (the “Shares”) in separate series with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Shares of Access Trust will be offered in each of the series identified in Schedule A hereto (such series, together with all other series subsequently established by the Trust being herein collectively referred to as the “Funds,” which shall include other series subsequently established by the Access Trust in each case upon approval by the Board of Trustees of the Access Trust);

WHEREAS, the Access Trust desires to retain BISYS to provide fund accounting services to the Access Trust with respect to the Funds; and

WHEREAS, ProFunds and Access Trust (collectively, the “Trusts”) desire that the same terms and conditions apply in the fund accounting agreement between BISYS and Access Trust as in the Agreement between BISYS and the Trust, with only those exceptions as may be set forth in this Amendment;

WHEREAS, BISYS is willing to provide services to the Access Trust on the terms and conditions set forth herein, and to continue to provide services to the Trust on the terms and conditions set forth in the Agreement as amended hereby.

All capitalized terms used in this Amendment but not defined in this Amendment shall have the respective meanings ascribed to them in the Agreement.

NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1. Services of BISYS as Fund Accountant to Access Trust.

BISYS shall perform for the Access Trust the fund accounting services set forth in Schedule B to the Agreement (collectively, the “Services”). Except as otherwise provided in this Amendment, all of the terms and conditions set forth in the Agreement between the Trust and BISYS are deemed to be repeated in their entirety and are applicable between Access Trust and BISYS. References to the “Trust” and to the “Board” or the Trust, and similar references, shall be construed as being applicable to Access Trust and to the Board of Access Trust. References to “this Agreement” and the like shall be construed as references to the agreement formed hereunder between Access Trust and BISYS.

The service standards set forth in Schedule C to the Agreement shall be applied to the Services for Access Trust upon commencement of operations of Access Trust; however, all measurements of performance under the service standards for the Trust and for Access Trust shall, as of such date, be applicable on an aggregate basis against all Funds of both Trusts.

2. Fees.

The Access Trust shall pay BISYS for the Services to be provided by BISYS under this Amendment in accordance with, and in the manner set forth in, Schedule D to the Agreement. For purposes of the asset-based fee, the aggregate assets of both Trusts shall be taken into account in determining the applicable breakpoints and basis points, and the Base Fee shall be determined by taking into account the number of Funds of both Trusts.

3. Term.

The agreement formed under this Amendment between Access Trust and BISYS shall become effective as of the date of this Amendment and shall continue in effect as provided in the Agreement. (All other provisions set forth under the “Term” section, including the liquidated damages provisions, shall be construed as having been separately set forth at length herein as of the date hereof between Access Trust and BISYS.)

4. Representations of each Party.

All representations, warranties and/or certifications that were made by the Trust to BISYS, or by BISYS to the Trust, as of the date of the Agreement are made as of the date hereof by Access Trust to BISYS, or by BISYS to Access Trust, as the case may be under the Agreement.

5. Information Furnished by each Party.

All information to be furnished by the Trust to BISYS, or by BISYS to the Trust, under the Agreement shall be furnished hereunder by Access Trust to BISYS, or by BISYS to Access Trust.

6. Notices.

All notices to Access Trust may be given as provided under the Agreement for the Trust.

7. Governing Law and Matters Relating to the Trust as a Delaware Statutory trust.

The provisions of Section 24 are applicable to the full extent as if set forth herein, as between Access Trust and BISYS. Without limitation of the foregoing:

Each Fund shall be regarded for all purposes hereunder as a separate party apart from each other Fund. Unless the context otherwise requires, with respect to every transaction covered by this Agreement, every reference herein to the Fund shall be deemed to relate solely to the particular Fund to which such transaction relates. Under no circumstances shall the rights, obligations or remedies with respect to a particular Fund constitute a right, obligation or remedy applicable to any other Fund. The use of this single document to memorialize the separate agreement between BISYS and each Fund is understood to be for administrative convenience only and shall not constitute any basis for joining the rights or obligations of the Funds for any reason.

8. Matters Relating to the use of one Document to set forth the Separate Agreements between each Trust and BISYS.

For purposes of this Section 8, each of Access Trust and the Trust are referred to as a “Trust.” This Agreement constitutes a separate and distinguishable agreement between BISYS and each Trust. The Agreement has been structured as a single document for convenience only. The representations, warranties, duties and obligations of each Trust hereunder are several, not joint. The representations, warranties, duties and obligations of BISYS to each Trust are separate and do not inure to another Trust. For purposes of this Agreement, references to Trust shall mean to each Trust on an individual basis. No Trust shall be responsible for the actions (or inactions) of another Trust.

* * * *

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

PROFUNDS

By:
Name:	Louis M. Mayberg
Title:	President

ACCESS ONE TRUST

By:
Name:	Louis M. Mayberg
Title:	President

BISYS FUND SERVICES OHIO, INC

By:
Name:	Fred Naddaff
Title:	President

SCHEDULE A

FUND ACCOUNTING AGREEMENT

BETWEEN ACCESS ONE TRUST AND BISYS FUND SERVICES OHIO INC.

AS OF MARCH 10, 2005

Access High Yield Fund	Access Flex High Yield Fund
Access Money Market Fund	Access VP High Yield Fund
Access Flex Bear High Yield Fund	Access VP Bear High Yield Fund

BISYS FUND SERVICES OHIO, INC., an Ohio corporation		ACCESS ONE TRUST, a Delaware statutory trust

By:		By:
	Fred Naddaff President		Louis M. Mayberg President